Exhibit 99.1

S.Y. Bancorp Reports Higher Second Quarter 2012 Net Income of $6.1 Million or $0.44 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 18, 2012--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported earnings for the second quarter and first half of 2012. The following is a summary of the Company's reported results:

Quarter Ended June 30,	2012	2011	Change
Net income	$6,103,000	$5,997,000	2%
Net income per share, diluted	$0.44	$0.43	2%
Return on average equity	12.59%	13.62%
Return on average assets	1.20%	1.24%

Six Months Ended June 30,	2012	2011	Change
Net income	$12,605,000	$11,488,000	10%
Net income per share, diluted	$0.91	$0.83	10%
Return on average equity	13.14%	13.26%
Return on average assets	1.25%	1.21%

Commenting on the results, David Heintzman, Chairman and Chief Executive Officer, said, "In the second quarter, we were pleased that our company was able to deliver higher earnings and strong returns on assets and equity for our stockholders. In addition, we were gratified to see both loans and deposits show solid growth year-over-year, reflecting the strength of our banking operations, while our investment management and trust services department and mortgage lending operations contributed significantly to our quarterly results.

"Our successful second quarter continued to reflect in large measure the strength of our service-oriented banking operations across three diverse and resilient markets," Heintzman continued. "Loan and deposit growth improved as we recovered from a sluggish first quarter. Additionally, credit quality remained stable, with no significant growth in our watch list or levels of past due loans, leading to a decline in our quarterly loan loss provision to its lowest point in more than a year. Overall, we believe credit quality continues to stabilize.

"Outside of banking operations, our investment management and trust services department continued to grow in the second quarter," Heintzman added. "Accounting for almost 40% of our non-interest income for the second quarter of 2012, revenues from this department, excluding one-time executor fees, increased 3% compared with the prior-year quarter. With $1.85 billion in assets under management, this department continues to consistently rank among the top 150 trust departments in the nation based on revenue – providing our company with a line of products and services seldom found at typical community banks and further differentiating Stock Yards Bank & Trust in our markets. Additionally, our mortgage division had an impressive second quarter, continuing the momentum we saw in the first quarter. Its overall revenue more than doubled in the second quarter of 2012 compared with the year-earlier period."

Concluding, Heintzman said, "At the midway point in 2012, with higher earnings and continued growth on our balance sheet, we believe the Company is well positioned to build on its record of success thus far in 2012. The strength of our diverse markets, our products and our service lines, together with our strong capital base, provide key support for our efforts to enhance stockholder value and give us confidence in the Company's ability to deliver attractive financial results again this year."

During the past year, S.Y. Bancorp's total assets have increased $140.2 million or 7%, reaching $2.084 billion at June 30, 2012, compared with $1.943 billion at June 30, 2011. In that same time, the Company's loan portfolio increased $38.9 million or 3% to $1.578 billion at June 30, 2012, compared with $1.539 billion at June 30, 2011. Total deposits increased $131.9 million or 9% to $1.664 billion at June 30, 2012, from $1.532 billion at the end of the second quarter of 2011.

The Company's capital levels continued to strengthen during the second quarter of 2012 compared with the year-earlier period and remained well above those required to be considered "well-capitalized" under regulatory standards – the highest capital rating for financial institutions. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 14.20%, 12.94% and 10.86%, respectively, at June 30, 2012 – all exceeding required minimums of 10%, 6% and 5%, respectively, necessary to be deemed a well-capitalized institution. The ratio of tangible common equity to total tangible assets was 9.39% at June 30, 2012, 9.37% at March 31, 2012, and 9.17% as of June 30, 2011. See reconciliation of GAAP and non-GAAP measures later in this release. The Company intends to maintain capital ratios at historically high levels at least until such time as the economy demonstrates sustained improvement and implications of newly proposed Basel III capital rules become definitive.

Net interest income – the Company's largest source of revenue – increased $684,000 or 4% in the second quarter of 2012 to $18.3 million from $17.6 million in the year-earlier period. This increase reflected primarily the year-over-year growth in interest-earning assets. In the second quarter of 2012, net interest margin was 3.98%, down nine basis points from 4.07% in the first quarter of 2012, and eight basis points from 4.06% in the second quarter of 2011. Overall, the decline in net interest margin over the past year reflects the pressure of an ongoing low interest rate environment and a highly competitive loan market. Looking at linked quarters over the past year, the more significant fluctuations that have occurred reflected primarily the collection of prepayment fees in the first quarter of 2012 and the effect of non-accrual loans in the third quarter of 2011. For the first half of 2012, net interest income increased $1.9 million or 5% to $36.8 million from $34.9 million in the prior-year period. Net interest margin for the first half of 2012 decreased five basis points to 4.02% from 4.07% a year ago. The Company expects that net interest margin compression will continue in reaction to competitive pressures and until prevailing interest rates begin to rise.

Non-performing loans (NPLs) totaled $35.6 million or 2.25% of total loans outstanding at June 30, 2012, up from $29.1 million or 1.90% of total loans outstanding at March 31, 2012, and $17.5 million or 1.14% of period-end loans at June 30, 2011. The sequential quarterly increase reflected the migration to non-accrual status of a single development loan totaling $8.8 million, which has been classified for some time. Non-performing assets (NPAs), which include NPLs, other real estate owned (OREO) and repossessed assets, also increased to $42.6 million or 2.04% of total assets at June 30, 2012, from $37.6 million or 1.84% of total assets at March 31, 2012, and $24.7 million or 1.27% of total assets at June 30, 2011, reflecting the aforementioned increase in non-performing loans.

Net charge-offs in the second quarter of 2012 totaled $1.9 million or 0.12% of average loans. This compared with net charge-offs of $2.6 million or 0.17% of average loans in the first quarter of 2012 and $2.0 million or 0.13% of average loans in the year-earlier period.

The Company's loan loss provision for the second quarter of 2012 was $2.5 million, bringing the Company's allowance for loan losses to 2.01% of total loans as of June 30, 2012. This compared with $4.1 million and 2.04%, respectively, for the first quarter of 2012 and $2.6 million and 1.79%, respectively, for the second quarter of 2011. The decline in the loan loss provision on a sequential-quarter basis, in spite of the rise in NPLs, reflects the Company's ongoing efforts to identify risk in its portfolio early. In this case, the aforementioned loan that migrated to non-performing status in the second quarter of 2012 had been classified for several quarters and, accordingly, already had an allocation established based on the Company's allowance methodology that approximated the specific allowance allocation. Overall, management believes that the pace of loan downgrades is slowing and some upgrades are occurring. The challenge ahead will be problem loan resolution.

Although some business conditions continue to signal signs of a recovery, the Company remains uncertain as to when the economy will begin to strengthen on a sustained and consistent basis. The prolonged economic downturn continues to create credit fatigue among traditionally solid and stable borrowers and presents a risk of involving additional customers until such time as the real estate market and overall business conditions demonstrate consistent improvements. Added to this, there is now an increased level of uncertainty regarding the global economy and how events and circumstances in Europe, Asia and elsewhere may affect the United States. Accordingly, S.Y. Bancorp intends to remain cautious in assessing the potential risk in its loan portfolio. The Company expects the allowance for loan losses and other credit costs to remain at high levels compared with pre-recession amounts until there are clearer signs of continued economic recovery and, thus, a more reliable indication of reduced overall credit risk. Still, while NPLs and NPAs are well above the Company's historic range for these metrics, they have continued to trend significantly better than those of $1-to-$2.5 billion publicly traded banks, which as of March 31, 2012, (second quarter peer data is not yet available) posted average NPLs and NPAs of 3.79% and 4.29%, respectively, according to a leading source for industry data.

Non-interest income increased $1.1 million or 14% to $9.3 million in the second quarter of 2012 compared with $8.2 million in the same quarter last year. The increase primarily reflected increased gains on sales of mortgage loans, higher brokerage fees and commissions, and increased fee income related to mortgage production. The prior-year quarter was negatively affected by a non-recurring loss from an investment in a domestic private investment fund in the second quarter of 2011. Non-interest income increased $2.4 million or 15% to $18.5 million in the first half of 2012 compared with $16.2 million in the same period last year. The increase primarily reflected the previously mentioned trends and also included a gain in the first quarter of 2012 on an investment in a domestic private investment fund that totaled approximately $400,000, which added approximately $0.03 to net income per diluted share for the first six months of 2012.

Non-interest expense increased $1.8 million or 12% to $16.5 million in the second quarter of 2012 from $14.7 million in the same period last year. The increase in non-interest expense was due primarily to higher personnel costs, reflecting staffing additions across the Company's operations – proactively building for future growth – and normal salary increases, increased data processing costs and higher occupancy expenses related to the Company's operations center and a new branch that opened in February 2012 in the Indianapolis market. In addition, the Company experienced increased OREO maintenance costs and write-downs, along with higher professional fees, advertising and mailing costs. Non-interest expense increased $1.7 million or 6% to $31.2 million for the first six months of 2012 from $29.6 million in the same period last year. The same factors as above, partially offset by a reduction in FDIC insurance expense in the year-earlier period, accounted for the increase in non-interest expense in the first half of 2012. Reflecting higher costs, the Company's second quarter efficiency ratio was 59.05% compared with 56.29% in the second quarter of 2011.

In May 2012, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.19 per common share. The latest dividend was distributed on July 2, 2012, to stockholders of record as of June 11, 2012.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

S.Y. Bancorp, Inc. Tangible Common Equity Ratio (Amounts in thousands)

	June 30, 2012	March 31, 2012	June 30, 2011
Tangible Common Equity Ratio
Total stockholders' equity (a)	$196,302	$191,823	$178,825
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$195,620	$191,141	$178,143

Total assets (b)	$2,083,628	$2,040,589	$1,943,384
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$2,082,946	$2,039,907	$1,942,702

Total stockholders' equity to total assets (a/b)	9.42%	9.40%	9.20%
Tangible common equity ratio (c/d)	9.39%	9.37%	9.17%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2012 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,667	$18,005	$37,588	$35,714
Interest income
Loans	$19,473	$19,875	$39,353	$39,475
Federal funds sold	62	49	134	95
Mortgage loans held for sale	56	34	119	97
Securities	1,772	1,608	3,569	3,187
Total interest income	21,363	21,566	43,175	42,854
Interest expense
Deposits	1,881	2,654	3,927	5,325
Securities sold under agreements to repurchase	43	64	92	131
Federal funds purchased	8	10	16	23
Federal Home Loan Bank advances	364	364	727	725
Subordinated debentures	772	863	1,568	1,724
Total interest expense	3,068	3,955	6,330	7,928
Net interest income	18,295	17,611	36,845	34,926
Provision for loan losses	2,475	2,600	6,550	5,400
Net interest income after provision for loan losses	15,820	15,011	30,295	29,526
Non-interest income
Investment management and trust income	3,670	3,661	7,160	7,198
Service charges on deposit accounts	2,125	2,034	4,180	3,958
Bankcard transaction revenue	1,017	960	1,982	1,837
Gains on sales of mortgage loans held for sale	866	441	1,605	823
Brokerage commissions and fees	652	530	1,193	1,043
Bank owned life insurance	260	255	517	504
Other non-interest income	700	271	1,898	794
Total non-interest income	9,290	8,152	18,535	16,157
Non-interest expense
Salaries and employee benefits expense	9,426	8,648	18,478	17,048
Net occupancy expense	1,464	1,357	2,833	2,587
Data processing expense	1,522	1,346	2,835	2,483
Furniture and equipment expense	326	337	618	692
FDIC insurance expense	346	339	697	960
(Gain) loss on other real estate owned	233	39	208	409
Other non-interest expenses	3,191	2,659	5,575	5,373
Total non-interest expense	16,508	14,725	31,244	29,552
Net income before income tax expense	8,602	8,438	17,586	16,131
Income tax expense	2,499	2,441	4,981	4,643
Net income	$6,103	$5,997	$12,605	$11,488

Weighted average shares - basic	13,874	13,789	13,859	13,768
Weighted average shares - diluted	13,941	13,879	13,916	13,857

Net income per share, basic	$0.44	$0.43	$0.91	$0.83
Net income per share, diluted	0.44	0.43	0.91	0.83
Cash dividend declared per share	0.19	0.18	0.38	0.36

Balance Sheet Data (at period end)
Total loans			$1,577,826	$1,538,950
Allowance for loan losses			31,773	27,564
Total assets			2,083,628	1,943,384
Non-interest bearing deposits			341,128	266,745
Interest bearing deposits			1,323,161	1,265,626
Federal home loan bank advances			60,426	60,437
Subordinated debentures			30,900	40,900
Stockholders' equity			196,302	178,825
Total shares outstanding			13,878	13,799
Book value per share			14.14	12.96
Market value per share			23.95	23.25

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2012 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Average Balance Sheet Data
Average federal funds sold	$84,957	$68,120	$89,341	$65,422
Average investment securities	271,550	214,025	264,607	215,915
Average loans	1,554,840	1,529,039	1,549,309	1,518,366
Average earning assets (3)	1,885,727	1,780,194	1,878,023	1,769,504
Average assets	2,037,921	1,932,317	2,029,981	1,921,652
Average interest bearing deposits	1,300,307	1,260,271	1,296,996	1,253,007
Average total deposits	1,626,024	1,527,510	1,617,917	1,518,387
Average securities sold under agreement to repurchase	57,930	58,044	60,330	55,912
Average federal funds purchased	21,863	21,927	20,447	23,480
Average short-term borrowings	-	1,154	-	1,182
Average long-term debt	91,326	101,338	92,482	101,339
Average interest bearing liabilities	1,471,426	1,442,734	1,470,255	1,434,920
Average stockholders' equity	194,947	176,579	192,918	174,763

Performance Ratios
Annualized return on average assets	1.20%	1.24%	1.25%	1.21%
Annualized return on average equity	12.59%	13.62%	13.14%	13.26%
Net interest margin, fully tax equivalent (3)	3.98%	3.98%	4.02%	3.99%
Non-interest income to total revenue, fully
tax equivalent	33.23%	31.17%	33.03%	31.15%
Efficiency ratio	59.05%	56.29%	55.67%	56.97%

Capital Ratios
Average stockholders' equity to average assets	9.57%	9.14%	9.50%	9.09%
Tier 1 risk-based capital			12.94%	12.26%
Total risk-based capital			14.20%	14.12%
Leverage			10.86%	10.55%

Loans by Type
Commercial and industrial			$417,112	$365,008
Construction and development			139,328	158,412
Real estate mortgage - commercial investment			420,499	382,753
Real estate mortgage - owner occupied commercial			300,911	313,531
Real estate mortgage - 1-4 family residential			154,927	159,320
Home equity - first lien			37,902	38,376
Home equity - junior lien			71,408	83,880
Consumer			35,739	37,670

Asset Quality Data
Allowance for loan losses to total loans			2.01%	1.79%
Allowance for loan losses to average loans	2.04%	1.80%	2.05%	1.82%
Allowance for loan losses to non-performing loans			89.35%	157.66%
Nonaccrual loans			$27,907	$15,570
Troubled debt restructuring			7,541	250
Loans - 90 days past due & still accruing			112	1,663
Total non-performing loans			35,560	17,483
OREO and repossessed assets			7,041	7,187
Total non-performing assets			42,601	24,670
Non-performing loans to total loans			2.25%	1.14%
Non-performing assets to total assets			2.04%	1.27%
Net charge-offs to average loans (2)	0.12%	0.13%	0.29%	0.22%
Net charge-offs	$1,908	$1,992	$4,522	$3,379

Other Information
Total assets under management (in millions)			$1,848	$1,809
Full-time equivalent employees			482	466

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2012 Earnings Release

	Five Quarter Comparison
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,667	$18,921	$18,388	$18,160	$18,005
Net interest income	$18,295	$18,550	$18,016	$17,790	$17,611
Provision for loan losses	2,475	4,075	3,100	4,100	2,600
Net interest income after provision for loan losses	15,820	14,475	14,916	13,690	15,011
Investment management and trust income	3,670	3,490	3,296	3,347	3,661
Service charges on deposit accounts	2,125	2,055	2,223	2,167	2,034
Bankcard transaction revenue	1,017	965	940	945	960
Gains on sales of mortgage loans held for sale	866	739	725	574	441
Brokerage commissions and fees	652	541	606	570	530
Bank owned life insurance	260	257	258	257	255
Other non-interest income	700	1,198	1,181	(2)	271
Total non-interest income	9,290	9,245	9,229	7,858	8,152
Salaries and employee benefits expense	9,426	9,052	8,549	7,528	8,648
Net occupancy expense	1,464	1,369	1,291	1,314	1,357
Data processing expense	1,522	1,313	1,248	1,283	1,346
Furniture and equipment expense	326	292	301	306	337
FDIC Insurance expense	346	351	356	339	339
Loss (gain) on other real estate owned	233	(25)	1,301	6	39
Other non-interest expenses	3,191	2,384	3,681	2,526	2,659
Total non-interest expense	16,508	14,736	16,727	13,302	14,725
Net income before income tax expense	8,602	8,984	7,418	8,246	8,438
Income tax expense	2,499	2,482	1,076	2,472	2,441
Net income	$6,103	$6,502	$6,342	$5,774	$5,997

Weighted average shares - basic	13,874	13,844	13,808	13,799	13,789
Weighted average shares - diluted	13,941	13,890	13,834	13,838	13,879

Net income per share, basic	$0.44	$0.47	$0.46	$0.42	$0.43
Net income per share, diluted	0.44	0.47	0.46	0.42	0.43
Cash dividend declared per share	0.19	0.19	0.18	0.18	0.18

Balance Sheet Data (at period end)
Total loans	$1,577,826	$1,531,740	$1,544,845	$1,539,055	$1,538,950
Allowance for loan losses	31,773	31,206	29,745	29,066	27,564
Total assets	2,083,628	2,040,589	2,053,097	1,987,954	1,943,384
Non-interest bearing deposits	341,128	328,575	313,587	285,265	266,745
Interest bearing deposits	1,323,161	1,298,742	1,304,152	1,291,295	1,265,626
Federal home loan bank advances	60,426	60,428	60,431	60,434	60,437
Subordinated debentures	30,900	30,900	40,900	40,900	40,900
Stockholders' equity	196,302	191,823	187,686	183,553	178,825
Total shares outstanding	13,878	13,872	13,819	13,801	13,799
Book value per share	14.14	13.83	13.58	13.30	12.96
Market value per share	23.95	23.20	20.53	18.62	23.25

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2012 Earnings Release

	Five Quarter Comparison
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Average Balance Sheet Data
Average loans	$1,554,840	$1,543,778	$1,539,227	$1,541,899	$1,529,039
Average assets	2,037,921	2,022,040	2,015,486	1,978,408	1,932,317
Average earning assets (3)	1,885,727	1,870,318	1,864,616	1,831,262	1,780,194
Average total deposits	1,626,024	1,609,810	1,597,461	1,563,580	1,527,510
Average long-term debt	91,326	93,637	101,332	101,335	101,338
Average interest bearing liabilities	1,471,426	1,469,083	1,483,574	1,473,340	1,442,734
Average stockholders' equity	194,947	190,888	186,935	181,933	176,579

Performance Ratios
Annualized return on average assets	1.20%	1.29%	1.25%	1.16%	1.24%
Annualized return on average equity	12.59%	13.70%	13.46%	12.59%	13.62%
Net interest margin, fully tax equivalent (3)	3.98%	4.07%	3.91%	3.93%	4.06%
Non-interest income to total revenue, fully
tax equivalent	33.23%	32.82%	33.42%	30.20%	31.17%
Efficiency ratio	59.05%	52.32%	60.57%	51.13%	56.29%

Capital Ratios
Average stockholders' equity to average assets	9.57%	9.44%	9.27%	9.20%	9.14%
Tier 1 risk-based capital	12.94%	13.13%	12.77%	12.56%	12.26%
Total risk-based capital	14.20%	14.39%	14.63%	14.43%	14.12%
Leverage	10.86%	10.71%	10.53%	10.50%	10.55%

Loans by Type
Commercial and industrial	$417,112	$371,430	$393,729	$381,644	$365,008
Construction and development	139,328	143,337	147,637	152,891	158,412
Real estate mortgage - commercial investment	420,499	413,182	399,655	362,498	382,753
Real estate mortgage - owner occupied commercial	300,911	300,203	297,121	328,893	313,531
Real estate mortgage - 1-4 family residential	154,927	155,185	154,565	158,594	159,320
Home equity - 1st lien	37,902	37,746	38,637	38,766	38,376
Home equity - junior lien	71,408	74,688	76,687	81,143	83,880
Consumer	35,739	35,969	36,814	34,626	37,670

Asset Quality Data
Allowance for loan losses to total loans	2.01%	2.04%	1.93%	1.89%	1.79%
Allowance for loan losses to average loans	2.04%	2.02%	1.93%	1.89%	1.80%
Allowance for loan losses to non-performing loans	89.35%	107.35%	127.67%	104.20%	157.66%
Nonaccrual loans	$27,907	$19,232	$18,737	$22,673	$15,570
Troubled debt restructuring	7,541	9,443	3,402	3,931	250
Loans - 90 days past due & still accruing	112	394	1,160	1,290	1,663
Total non-performing loans	35,560	29,069	23,299	27,894	17,483
OREO and repossessed assets	7,041	8,550	7,773	8,165	7,187
Total non-performing assets	42,601	37,619	31,072	36,059	24,670
Non-performing loans to total loans	2.25%	1.90%	1.51%	1.81%	1.14%
Non-performing assets to total assets	2.04%	1.84%	1.51%	1.81%	1.27%
Net charge-offs to average loans (2)	0.12%	0.17%	0.16%	0.17%	0.13%
Net charge-offs	$1,908	$2,614	$2,421	$2,598	$1,992

Other Information
Total assets under management (in millions)	$1,848	$1,839	$1,741	$1,722	$1,809
Full-time equivalent employees	482	480	480	468	466

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized
(3) - Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer